EXHIBIT 5



                       Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                             New York, NY 10004-1490
                                 (212) 858-1000





                                                     January 26, 1999




Citizens Utilities Company
Three High Ridge Park
Stamford, CT  06905

Gentlemen:

                  As special counsel to Citizens Utilities Company (the "Company"), a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act"), of up to 2,500,000 shares (subject to adjustment) of common stock of the Company, par value $.25 per share, to be sold or delivered by the Company from time to time pursuant to the Citizens Utilities Company Employee Stock Purchase Plan ("Plan"), we have examined the registration statement on Form S-8 (the "Registration Statement") in regard thereto filed under the Act, and such other documents as we have considered necessary for the purposes of this opinion. Based upon such examination, we hereby advise you that:

                  We are of the opinion that, in the event that originally issued shares of common stock of the Company shall be sold or delivered to Plan participants pursuant to the provisions of the Plan (the "Offered Stock"), and such Offered Stock is sold or delivered in accordance with the Plan and the Registration Statement, as amended or supplemented from time to time, upon completion of the steps enumerated in the next succeeding paragraph, the Offered Stock will be validly issued, fully paid and non-assessable.

                  The steps which are referred to in the foregoing opinion are:

                  (a) It shall be determined that the public service commissions, or other regulatory agencies or bodies, or other political entities relating to public utilities matters of the pertinent states shall be without jurisdiction, or shall have declined to exercise jurisdiction over the issuance and sale of the Offered Stock pursuant to the Plan, or shall have issued appropriate orders approving and authorizing the issuance of the Offered Stock pursuant to the Plan and such orders shall be in full force and effect;

                  (b) An appropriate order of the Federal Energy Regulatory Commission with respect to the issuance of the Offered Stock pursuant to the Plan shall be in full force and effect;

                  (c) The Offered Stock shall have been duly issued, delivered and consideration therefore received in accordance with the provisions of the Plan;

                  We have assumed that the consideration received will equal or exceed the par value per share of the Offered Stock.

                  We are members of the bar of the State of New York. In rendering the foregoing opinion we express no opinion as to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to our firm under "Legal Opinions" in the prospectus constituting part of the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                         Very truly yours,



                                         /s/ Winthrop, Stimson, Putnam & Roberts




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